Exhibit 99.1

Aimco

CREATING VALUE

First Quarter 2021

Earnings Release and Supplemental Schedules

THE FREMONT
Lease Now

Table of Contents

Page
3	Earnings Release
9	Consolidated Statements of Operations
10	Consolidated Balance Sheets
11	Schedule 1 – EBITDAre and Adjusted EBITDAre
12	Schedule 2 – Aimco Leverage and Maturities
13	Schedule 3 – Aimco Portfolio
14	Schedule 4 – Aimco Capital Additions
15	Schedule 5 – Aimco Development and Redevelopment Project Summaries
16	Schedule 6 – Stabilized Operating Properties
17	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
18	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports First Quarter 2021 Results

Denver, Colorado, May 17, 2021 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today first quarter results for 2021.

Wes Powell, Aimco President and Chief Executive Officer comments: “The first three months of 2021 have proven highly productive with Aimco now well positioned for growth as a premier real estate developer and investor. Aimco’s strategy, focused on long-term value creation, is being put to work and we are on track to produce superior results. Broadly, demand for housing remains robust, supply in many U.S. markets is relatively constrained, and the economy is improving rapidly. Aimco teams across the country are utilizing their deep relationships and creativity to source and devise new investment opportunities that will expand our already robust pipeline. I am thankful for the good work produced by the Aimco team during the first quarter and encouraged by what lies ahead.”

Lynn Stanfield, Aimco Executive Vice President and Chief Financial Officer comments: “Apartment operations continue to improve with occupancy at our portfolio of stabilized properties having increased by 70 basis points quarter-over-quarter and pricing power recovering in many of our markets. Aimco’s active development and redevelopment projects are tracking on time and on budget, lease-up results have been promising, and we’ve added about $330 million to our investment pipeline with the start of construction at Upton Place in Washington, D.C. and The Benson Hotel on the Anschutz Medical Campus in Colorado. Additionally, Aimco’s strong balance sheet, with limited use of corporate credit, abundant liquidity, and a diversified portfolio of stabilized properties provides a strong foundation for Aimco’s growing investment platform.”

Financial Results

Net income attributable to common stockholders per common share, on a dilutive basis, was $0.14 per share, an increase of $0.11 during the quarter ended March 31, 2021, compared to the same period in 2020, due primarily to unrealized gains on interest rate options.

Development and Redevelopment

Aimco’s dedicated team sources and executes development and redevelopment projects across its national platform. Aimco seeks outsized returns on incremental capital invested, for itself and its partners, through its team’s local insights regarding sub-market fundamentals, the specific property location, a deep understanding of how best to meet the end users’ needs and wants, a disciplined commitment to mitigating risk during the construction process, and a passion for quality. Aimco believes that each of these components are critical to the creation of an investment platform that is both sustainable and viable independent of broader market conditions.

Construction Activity

During the three months ended March 31, 2021, Aimco invested approximately $45.8 million at its development and redevelopment projects.

•

At the North Tower of Flamingo Point in Miami Beach, Florida, the major redevelopment continues on plan with approximately $43.0 million remaining to invest and a target to complete construction in 2022 and reach stabilization in 2023.

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•

At Upton Place in Washington, D.C., construction activities began in January 2021 and are progressing on budget with approximately $221.1 million remaining to complete construction and on schedule for completion in 2024.

•

As previously announced, Aimco began construction on The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado. Aimco expects a remaining investment of approximately $52.0 million with completion planned for the first quarter of 2023.

Lease-up Progress

During the three months ended March 31, 2021, Aimco held three properties where newly constructed or renovated homes had been delivered but stabilization had not yet been reached.

•	At 707 Leahy in Redwood City, California, all apartment homes had been delivered and construction was complete as of 4Q 2020. As of March 31, 2021, the 110-unit property was 71% leased.
•

At The Fremont on the Anschutz Medical Campus in Aurora, Colorado, all apartment homes had been delivered and construction was complete as of 4Q 2020.  As of March 31, 2021, the 253-unit property was 54% leased.

•	At Prism, located in Cambridge, Massachusetts, all apartment homes had been delivered and construction was complete as of 1Q 2021. As of March 31, 2021 the 136-unit property was 22% leased.

The pace of absorption at these properties accelerated during April and early May as local economies reopen and we enter the prime leasing season. In April, leasing volume increased by more than a third when compared to March, and leasing in May is projected to outpace April.

Asset Management

Operating Properties

Aimco owns a geographically diversified portfolio of operating properties that produces stable cash flow and serves to balance the risk and highly variable cashflows associated with its portfolio of development and redevelopments and value-add investments. Aimco expects to maintain, at any given time, an allocation of capital to stabilized operating properties of no less than 30% of Aimco equity. At March 31, 2021, Aimco had approximately 54% of equity in stabilized operating properties.

Aimco’s Operating Portfolio produced solid results for the quarter ended March 31, 2021, showing sequential improvement in revenue as our business recovers from the pandemic related impacts of 2020.

	First Quarter
	Year-over-Year			Sequential
($ in thousands)	2021	2020	Variance	4Q 2020	Variance
Average Daily Occupancy	97.6%	97.6%	—	96.9%	0.7%
Revenue, before utility reimbursements	$32,674	$33,345	(2.0%)	$32,477	0.6%
Expenses, net of utility reimbursements	11,161	10,497	6.3%	10,613	5.2%
Net operating income (NOI)	21,513	22,848	(5.8%)	21,864	(1.6%)

Highlights for the Operating Portfolio include the following:

•	Average Daily Occupancy was 97.6% for the quarter ended March 31, 2021, equal to the same period last year, and a 70-basis point improvement from the quarter ended December 31, 2020.

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•	Average revenue per occupied unit was $1,852 for the quarter ended March 31, 2021, down 2.0% year over year and essentially flat to the quarter ended December 31, 2020.
•	Revenue, before utility reimbursements, was $32.7 million for the quarter ended March 31, 2021, down 2.0% year over year but up 0.6% from the quarter ended December 31, 2020.
•

Expenses, net of utility reimbursements were $11.2 million for the quarter ended March 31, 2021, up 6.3% year over year and up 5.2% from the quarter ended December 31, 2020. The year over year increase is due primarily to higher real estate taxes and insurance with the sequential increase due primarily to seasonal net utility costs and snow removal. Sequentially, expenses outside of these seasonal items were favorable 50 basis points.

•	Net Operating Income was $21.5 million for the quarter ended March 31, 2021, down 5.8% year over year and down 1.6% from the quarter ended December 31, 2020.

Aimco measures residential rent collection as the amount of payments received as a percentage of all residential amounts owed. In the first quarter, Aimco collected 97.5% of all amounts owed by Aimco residents and recognized 98.4% of revenue, reserving 160 basis points as bad debt.

1001 Brickell Bay Drive, a waterfront office building in Miami, FL owned as part of a larger assemblage, is currently 72.4% occupied with 100% of rents due collected, in the first quarter.

Investment Activity

Aimco expects to have a broad set of investment opportunities due to its national platform, management’s deep connections in the local markets in which we invest, and various strategic relationships. These opportunities may include, but are not limited to, development, redevelopment, portfolio acquisitions, programmatic joint ventures, debt placements, operational turnarounds, and re-entitlements. Aimco will undertake such opportunistic value-add transactions when warranted by the prospect of outsized risk-adjusted returns.

•	On January 1, 2021, terms commenced on leasehold agreements with Apartment Income REIT Corp. (“AIR Communities”) for 707 Leahy, The Fremont, Prism, and Flamingo Point North Tower.
o	The combined initial value of leasehold interest, as indicative of the initial fair market values of the leased assets at the time of lease inception, was $469.0 million.
o	The combined annual leasehold payment for these four assets is $25.3 million.
o	Aimco expects its total development and redevelopment expenditures related to these assets to be approximately $70.8 million with $24.1 million having been invested as of March 31, 2021.
o

The lease agreements provide Aimco the right to terminate each lease once the leased property is stabilized, with AIR Communities then having the option to retain ownership of the land and purchase the improvements from Aimco. Should AIR Communities exercise its option, Aimco would be due the difference between the property’s fair-market value at stabilization and the initial value of leasehold interest, less a 5% discount. Should AIR Communities not exercise its option, Aimco has the right, but not the obligation, to force a sale of the asset to monetize its investment.

•

In the first quarter, Aimco purchased for $6.2 million, 1.5-acres of fully entitled land on the Anschutz Medical Campus in Aurora, CO plus options allowing for the purchase of an additional 5.2 acres that will

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accommodate more than 750,000 square feet of new development.  The 1.5-acre site is now being developed as The Benson Hotel and Faculty Club and represents a critical step in advancement of the campus masterplan.

Balance Sheet and Financing Activity

Aimco capitalizes its activities through a combination of non-recourse property debt, construction loans, third-party equity, and the recycling of Aimco equity, including through retained earnings. Aimco plans to limit the use of recourse leverage, with a strong preference towards property-level debt in order to limit risk to the Aimco enterprise. When warranted, Aimco plans to seek equity capital from joint venture partners to improve its cost of capital, further leverage Aimco equity, reduce exposure to a single investment and, in certain cases, for strategic benefits.

Aimco is highly focused on the importance of maintaining ample liquidity. As of March 31, 2021, Aimco had access to $385.3 million, including $226.1 million of cash on hand, $9.2 million of restricted cash, and the capacity to borrow up to $150 million on our revolving credit facility.

Aimco’s net leverage as of March 31, 2021 was as follows:

	as of March 31, 2021
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)*
Total non-recourse property debt	$438,729	5.6
Notes payable to AIR	$534,127	2.8
Cash and restricted cash	(235,305)
Net Leverage	$737,551

Financing Activity

Subsequent to quarter end, Aimco closed a $150 million construction loan secured by our leasehold interest in the North Tower at Flamingo Point. The initial term of the loan is three years with two one-year extension options at an interest rate floating at One Month LIBOR plus 360 basis points. The floating interest rate has a 3.85% floor.  Loan proceeds will be used to fund the completion of construction of the North Tower at Flamingo Point and other investment activity.

Dividend

Aimco does not presently intend to pay a regular cash dividend.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado, and Bethesda, Maryland. Our investment platform is managed by experienced real estate professionals based in four regions of the United States: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. The experience and in-depth local market knowledge of the Aimco team is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of high performance, collaboration, and respect for all.

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

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Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a Real Estate Investment Trust focused on property development, redevelopment, and various other value-creating investment strategies, targeting the U.S. multifamily market. Aimco’s mission is to make real estate investments where outcomes are enhanced through human capital and substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Contact

Matt Foster, Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2020, and in Item 1A of Aimco’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2020, September 30, 2020, and March 31, 2021 and the other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2021	2020
REVENUES:
Rental and other property revenues	39,804	38,309

OPERATING EXPENSES:
Property operating expenses	16,942	15,349
Depreciation and amortization	20,717	19,347
General and administrative expense [1]	6,311	1,762
Total operating expenses	43,970	36,458

Interest expense	(12,677)	(5,651)
Mezzanine investment income, net	7,467	6,747
Unrealized gains on interest rate options [2]	25,347	—
Other expenses, net	363	(415)
(Loss) income before income taxes	16,334	2,532
Income tax benefit (expense)	5,100	2,023
Net (loss) income	21,434	4,555
Net Income attributable to redeemable noncontrolling Interests consolidated real estate partnership	152	103
Net Income attributable to noncontrolling Interests consolidated real estate partnership	(291)	5
Net Income attributable to common noncontrolling Interests in Aimco Operating Partnership	(1,081)	(236)
Net Income attributable to common stockholders	20,214	4,427

Net Income attributable to common stockholders per share - basic	0.14	0.03
Net Income attributable to common stockholders per share - diluted	0.14	0.03

Weighted average common shares outstanding – basic	148,914	148,549
Weighted average common shares outstanding – diluted	149,046	148,569

[1] General and administrative expense in 1Q 2020 is represented as a carve-out of Aimco predecessor expenses and are not representative of Aimco’s current expenses.

[2] Unrealized gains on interest rate options is primarily the quarterly market-to-market adjustment recorded as required to fair value Aimco’s interest rate options.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31, 2021	December 31, 2020
Assets
Buildings and improvements	1,050,817	995,116
Land	506,968	505,153
Total real estate	1,557,785	1,500,269
Accumulated depreciation	(511,615)	(495,010)
Net real estate	1,046,170	1,005,259
Cash and cash equivalents	226,081	289,582
Restricted cash	9,224	9,153
Mezzanine Investments	314,829	307,362
Right-of-use lease assets	443,111	98,280
Other Assets, net	178,475	130,856
Total assets	2,217,890	1,840,492

Liabilities
Non-recourse property debt, net	429,873	447,967
Notes payable to AIR	534,127	534,127
Total indebtedness	964,000	982,094
Deferred tax liabilities	125,732	131,560
Lease liabilities	446,962	100,496
Accrued liabilities and other	95,733	62,988
Total liabilities	1,632,427	1,277,138

Redeemable noncontrolling interest in consolidated real estate partnership	4,111	4,263

Equity
Common Stock	1,491	1,490
Additional paid-in capital	516,051	515,127
Retained earnings accumulated (deficit)	3,375	(16,839)
Total Aimco equity	520,917	499,778
Noncontrolling interests in consolidated real estate partnerships	31,884	31,877
Common noncontrolling interests in Aimco Operating Partnership	28,551	27,436
Total equity	581,352	559,091
Total liabilities and equity	2,217,890	1,840,492

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

Three Months Ended
March 31, 2021
Net income	$21,435
Adjustments:
Interest expense	12,677
Income tax benefit	(5,100)
Depreciation and amortization	20,717
Adjustment related to EBITDAre of unconsolidated partnerships	215
EBITDAre	$49,943
Net loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	152
Net loss attributable to noncontrolling interests in consolidated real estate partnerships	(291)
EBITDAre adjustments attributable to noncontrolling interests	(270)
Interest income received on Mezzanine Investment	(7,467)
Unrealized gains on interest rate option	(25,347)
Adjusted EBITDAre	$16,720
Annualized Adjusted EBITDAre	$66,879

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

				Aimco Share
Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate
Fixed rate loans payable	$378,108	$5,828	$(208)	$383,729	6.0	3.36%
Floating rate loans payable	55,000	—	—	55,000	2.8	1.28%
Total non-recourse property debt [1]	$433,108	$5,828	$(208)	$438,729	5.6	3.09%

Notes payable to AIR	534,127	—	—	534,127	2.8	5.20%
Cash and restricted cash	(235,305)	—	—	(235,305)
Net Leverage	$731,930	$5,828	$(208)	$737,551

[1] Consolidated total non-recourse property debt excludes $3.2 million of deferred financing costs.

Aimco Share Non-Recourse Property Debt

	Amortization	Maturities		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2021 Q1	$—	$—		$—	—%	—%
2021 Q2	2,216	—		2,216	—	—
2021 Q3	2,236	—		2,236	—	—
2021 Q4	2,262	—		2,262	—	—
Total 2021	6,714	—		6,714	—	—

2022 Q1	2,288	—		2,288	—	—
2022 Q2	2,296	—		2,296	—	—
2022 Q3	2,316	—		2,316	—	—
2022 Q4	2,343	—		2,343	—	—
Total 2022	9,244	—		9,244	—	—

2023	9,576	55,000		64,576	12.54%	1.28%
2024	7,552	81,940	[1]	89,492	18.68%	3.06%
2025	7,837	—		7,837	—	—
2026	6,653	75,519		82,172	17.21%	3.10%
2027	4,482	89,518		94,000	20.40%	3.57%
2028	3,160	—		3,160	—	—
2029	2,366	30,158		32,524	6.87%	4.08%
2030	2,370	—		2,370	—	—
Thereafter	1,890	44,751		46,640	10.20%	3.34%
Total	$61,843	$376,885		$438,729

[1] Additionally, in January 2024 the term matures for the $534 million notes payable to AIR.

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Supplemental Schedule 3

Aimco Portfolio

(unaudited)

	Number of Properties	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Stabilized Operating Properties	24	6,067	6,038
Other Real Estate [1]	1	—	—
Development and Redevelopment – Owned [2]	3	275	275
Development and Redevelopment - Leased	4	865	865
Total Consolidated	32	7,207	7,178
Unconsolidated	4	142	72
Total Portfolio	36	7,349	7,250

[1] Other Real Estate includes 1001 Brickell Bay Drive, Aimco’s class A office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida.

[2] Development and Redevelopment – Owned includes two properties in construction with no units presently completed and the 275-unit Hamilton on the Bay community that is in planning for redevelopment.

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Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

Three Months Ended March 31, 2021
Direct Capital Spend:
Capital Replacements	2,824
Property Upgrades	228
Development and Redevelopment - Owned Assets	21,674
Development and Redevelopment - Leased Assets	24,101
Casualty	(102)
Total Direct Capital Spend	48,724
Total Indirect Capital Spend [1]	6,894
Total Capital Additions	55,618

[1] Indirect Capital Spend for the three months ended March 31, 2021 includes $4.6 million of capitalized interest and $2.3 million of other capitalized costs.

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Supplemental Schedule 5

Aimco Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

					Direct Investment
	Location	Number of units approved for development or redevelopment	Leased or Pre-Leased	Property Valuation for Leasehold	Planned	To-Date	Remaining	Expected Initial Occupancy [2]	Expected Stabilized Occupancy [2]	Expected NOI Stabilization [2][3]
Aimco Owned
The Benson Hotel and Faculty Club	Aurora, CO	106	—	—	$70.0	$18.0	$52.0	1Q 2023	2Q 2025	4Q 2026
Upton Place [1]	Washington, D.C.	689	—	—	260.0	38.9	221.1	4Q 2023	4Q 2025	4Q 2026
Subtotal		795		$—	$330.0	$56.9	$273.1

Leased Properties
Flamingo Point North Tower	Miami Beach, FL	366	5%	$240.0	$63.5	$20.5	$43.0	3Q 2021	1Q 2023	1Q 2024
707 Leahy	Redwood City, CA	110	71%	79.1	—	—	—	1Q 2020	4Q 2021	1Q 2023
The Fremont	Aurora, CO	253	54%	89.0	0.2	0.1	0.1	2Q 2020	1Q 2023	1Q 2024
Prism	Cambridge, MA	136	22%	60.9	7.1	3.5	3.6	1Q 2021	1Q 2022	1Q 2023
Subtotal		865		$469.0	$70.8	$24.1	$46.7

Total		1,660		$469.0	$400.8	$81.0	$319.8

[1] Planned direct investment for Upton Place at Aimco's 90% share is $234 million.
[2] Delivery timing and stabilization is subject to change and is based on the best estimate at this time.
[3] The weighted average expected NOI yield at stabilization for the developments and redevelopments presented is 5.9%.

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Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

1Q 2021 v. 1Q 2020			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2021	1Q 2020	Growth	1Q 2021	1Q 2020	Growth	1Q 2021	1Q 2020	Growth	1Q 2021	1Q 2021	1Q 2020	1Q 2021	1Q 2020

Central Region	7	1,562	$8,248	$8,355	(1.3%)	$2,978	$2,708	10.0%	$5,270	$5,647	(6.7%)	63.9%	97.5%	97.1%	$1,805	$1,837

Northeast	8	2,869	14,537	14,818	(1.9%)	5,123	4,901	4.5%	9,414	9,917	(5.1%)	64.8%	97.9%	98.4%	1,726	1,750

Southeast	4	1,047	5,881	6,022	(2.3%)	1,980	1,817	9.0%	3,901	4,205	(7.2%)	66.3%	97.8%	97.1%	1,915	1,975

West Coast	4	549	4,008	4,150	(3.4%)	1,080	1,071	0.8%	2,928	3,079	(4.9%)	73.1%	96.2%	96.3%	2,531	2,616

Total	23	6,027	$32,674	$33,345	(2.0%)	$11,161	$10,497	6.3%	$21,513	$22,848	(5.8%)	65.8%	97.6%	97.6%	$1,852	$1,889

1Q 2021 v. 4Q 2020			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2021	4Q 2020	Growth	1Q 2021	4Q 2020	Growth	1Q 2021	4Q 2020	Growth	1Q 2021	1Q 2021	4Q 2020	1Q 2021	4Q 2020

Central Region	7	1,562	$8,248	$8,116	1.6%	$2,978	$3,048	(2.3%)	$5,270	$5,068	4.0%	63.9%	97.5%	96.2%	$1,805	$1,801

Northeast	8	2,869	14,537	14,529	0.1%	5,123	4,517	13.4%	9,414	10,012	(6.0%)	64.8%	97.9%	98.0%	1,726	1,723

Southeast	4	1,047	5,881	5,824	1.0%	1,980	1,938	2.2%	3,901	3,886	0.4%	66.3%	97.8%	95.8%	1,915	1,935

West Coast	4	549	4,008	4,008	—%	1,080	1,110	(2.7%)	2,928	2,898	1.0%	73.1%	96.2%	95.1%	2,531	2,560

Total	23	6,027	$32,674	$32,477	0.6%	$11,161	$10,613	5.2%	$21,513	$21,864	(1.6%)	65.8%	97.6%	96.9%	$1,852	$1,854

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a limited partnership share.

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Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in thousands) (unaudited)

	Location	Purchase Price	Acres	Closing Date
Land Acquisitions
The Benson Hotel and Faculty Club	Aurora, CO	$6.2	1.5	February 03, 2021
Total Land Acquisitions		$6.2	1.5

Leased Communities	Location	Valuation for Leasehold	Apartment Homes	Lease Commencement Date
707 Leahy	Redwood City, CA	$79.1	110	January 01, 2021
Flamingo Point North Tower	Miami Beach, FL	240.0	366	January 01, 2021
The Fremont	Aurora, CO	89.0	253	January 01, 2021
Prism	Cambridge, MA	60.9	136	January 01, 2021
Total Leases [1]		$469.0	865

[1] The annualized lease payments for these leases totals $25.3 million.

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Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93.3% of the legal interest in the common partnership units of the Aimco OP and 94.9% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships, EBITDAre adjustments attributable to noncontrolling interests, and the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•	the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is

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useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes the $275 million mezzanine loan, and associated accrued interest, made by Aimco to a partnership owning Parkmerced Apartments, located in southwest San Francisco. For more information regarding this investment see Aimco’s SEC Form 10-Q filed for the period ended March 31, 2021.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	March 31, 2021		March 31, 2020
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$39,804	$16,942	$38,309	$15,349

Adjustment: Utilities reimbursement	(1,561)	(1,561)	(1,461)	(1,461)

Adjustment: Non-stabilized and other amounts not allocated [2]	(5,569)	(4,220)	(3,503)	(3,391)

Total Stabilized Operating (per Schedule 6)	$32,674	$11,161	$33,345	$10,497

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[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction, that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction, that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PORTFOLIO: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2020, and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building.

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